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                  [Letterhead of Crowe Chizek and Company LLC]





September 16, 2005


Securities and Exchange Commission
Mail Stop 9-5
100 F Street, N.E.
Washington, D.C. 20549


Ladies and Gentlemen:

We have read the comments made regarding us in Item 4 of this Form 8-K of OC Financial, Inc., dated September 12, 2005, as contained in the second sentence of the first paragraph of Item 4 and the second paragraph of Item 4, and are in agreement with those statements.



/s/ Crowe Chizek and Company LLC

Crowe Chizek and Company LLC
Columbus, Ohio


cc:  Mr. Nils C. Muladore
     Audit Committee Chairman
     OC Financial, Inc.